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                            SCHEDULE 14A INFORMATION

     PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                            EXCHANGE ACT OF 1934


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     [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

                        TENET HEALTHCARE CORPORATION
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              (Name of Registrant as Specified in Its Charter)

                    TENET SHAREHOLDER COMMITTEE, L.L.C.
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  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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                    The Tenet Shareholder Committee, L.L.C.

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                                September 7, 2000

Dear Fellow Shareholder:

The Tenet Shareholder Committee is asking for your support in bringing fresh blood to a Board of Directors -- and change to a company -- that has created little value for its shareholders since its secondary stock offering on April 15, 1997, and which has repeatedly turned a deaf ear to shareholders' demands for improved corporate governance.

BETTER PATIENT CARE, BETTER GOVERNANCE, MORE VALUE FOR SHAREHOLDERS

We believe Tenet will succeed in creating significant and sustainable value for shareholders only when it gets serious about delivering the kind of internal growth that can only come from providing quality patient care. To date, in our view, the company has instead focused on maintaining a bloated management structure and protecting management's lavish perks and exorbitant compensation, to the detriment of the company's financial and operating performance.

I say this as a long-time physician, an experienced investor, and a builder and operator of successful hospitals. My fellow nominees bring with them extensive healthcare operations and public company experience. And with approximately 250,000 shares, I personally own four times more Tenet stock than all nine of the company's non-executive directors combined.

At Tenet's annual meeting on October 11th, shareholders have an opportunity to bring change and accountability to the Tenet board by electing as four out of eleven directors people who are independent of current management and who have successful hospital operating experience, a care provider's perspective, and a genuine focus on creating value for all shareholders.

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INDUSTRY LAGGARD, ANEMIC OPERATING RESULTS

Tenet's numbers speak for themselves. For fiscal 1999, Tenet ranked dead last among its peers in each of the following(1):

    -   Return on Assets
    -   Return on Capital
    -   Return on Equity
    -   Long-term Debt/Equity
    -   Total Debt/Equity
    -   Total Debt/EBITDA
    -   EBITDA/Interest
    -   Average Cost of Debt
    -   Interest Expense as a Percentage of Revenue
    -   Pretax Margin
    -   Cash Flow from Operations as a percentage of Revenue

And it ranked below its competitors' average performance in eight other categories, including Revenue and EBITDA per employee.

TENET'S FISCAL 2000 RESULTS: FAR LESS THAN MEETS THE EYE

Tenet will no doubt point to recent gains in its stock price to show its commitment to shareholder value. Don't be fooled: Tenet's stock price reflects a rising tide in the industry as a whole, not improved operating performance, and the recent gains pale in comparison to the wasted opportunities.

Tenet's stock closed at $31.94 on September 6, 2000 as compared to its secondary offering price of $26.50 per share in April 1997. This represents an annual rate of return of 5.7%. During that same time, the S&P 500 has gained 95.9%, or 21.9% annually.

In touting its fiscal 2000 results, Tenet skipped over a few key facts you need to consider:

    - Tenet has ignored $355 million in pretax write-offs in fiscal 2000, and $2.16 billion in after-tax write-offs during Mr. Barbakow's tenure, while trumpeting its 10% EPS growth.

    - Management talks about Tenet's "excellent cost controls," yet despite improving industry fundamentals, EBITDA margins hit a new low in fiscal 2000, declining to 17% from the fiscal 1996 peak of 19.8%;

    - Tenet's inability to manage something as simple as its accounts receivable days, which have increased by 23.6 days since 1997, has cost


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(1) All rankings are based on actual net income and other financial data reported in the Form 10-Ks for the companies that Tenet routinely uses for comparisons.


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        shareholders an estimated $35 million after tax, or $0.11 per share in annual earnings.

    - The company has congratulated itself for reducing its industry high debt levels by $787 million in fiscal 1999. What Tenet wants you to overlook is that approximately 97% of that amount, or $764 million, came from asset sales. This clearly is not a sustainable strategy, since you can only sell an asset once.

    - Comprehensive Income declined approximately 40%, from $276 million in fiscal 1999 to $155 million in fiscal 2000.

TENET IS ANTI-SHAREHOLDER

We believe Tenet's poor operating performance is a consequence of a diseased corporate governance structure and a lack of accountability to shareholders:

    - Twice, once in 1998 and again in 1999, the Board ignored overwhelming shareholder votes in favor of de-staggering Tenet's Board.

    - We believe Tenet has interfered with shareholders' ability to vote on who should serve as directors. Most recently, after we notified the company of our intent to run a competing slate of four directors in this year's election, the company reduced the number of directors up for reelection from 4 to 3 following the early retirement of Richard S. Schweiker two months before his seat was up for reelection.

    - CEO Barbakow led Tenet's investment of corporate assets in Broadlane, an e-commerce hospital supply company, in December 1999. In January 2000, Barbakow then personally invested in Broadlane, for his own account, at founders' stock prices. By piggy-backing on our company's investment, Barbakow was sitting on personal profits of approximately $3.6 million at fiscal year-end. We believe it is inappropriate for management to profit personally from Tenet's investments and that such personal investments pose serious conflicts of interest.

    - Five of Tenet's ten directors are holdovers from the Board that oversaw the company during its scandals in the early 1990s, when the company, then known as National Medical Enterprises, was subject to extensive FBI investigations and paid close to $1 billion in damages, civil penalties and criminal fines. Given this record, we are very concerned that the company is reported to have approximately 700 law firms on its payroll and see all the more reason why fresh blood is both appropriate and necessary.(2)

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(2) "Code Blue: GC Christi Sulzbach Applies ER Techniques To Help Revive Tenet
Healthcare," House Counsel, May/June 2000. The author's consent was not obtained to use this article as proxy soliciting material.


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    -   Tenet keeps its incorporation in Nevada, a state where only six other companies in the S&P 500 are incorporated, despite evidence that incorporating in Delaware increases shareholder value.

BLOATED CORPORATE STRUCTURE, BROKEN PROMISES

We also believe a large part of the reason for Tenet's poor financial and operating performance is the company's bloated corporate structure. With headquarters in sunny Santa Barbara (conveniently, CEO Jeffrey Barbakow's hometown), an operations center in Dallas, three divisions and eleven regions, Tenet's corporate structure, in our view, costs too much, ensures senior management is out of touch with what's happening in its hospitals and impedes accountability and the overall decision-making process.

Tenet's Santa Barbara headquarters requires the maintenance of a corporate air force to ferry senior management to and from the company's operations center in Dallas. Even this travel does not explain why it is necessary for the company to maintain two jets capable of trans-oceanic flight. Together, these two planes alone tie up over $40 million of capital that could be better used to create shareholder value and deliver quality patient care.

We believe the company's bureaucratic layers of management have contributed to the company's poor relationships with nurses, doctors and employees. Tenet talks about a partnership of shared values with its employees. The company's history of labor strife suggests otherwise. Rose Ann DeMoro, executive director of the California Nurses Association said it best in a recent New York Times story (August 6, 2000): "Tenet consistently prolongs negotiations, provokes nurses into striking and refuses to have discussions with us about patient care. It's almost their policy."(3)

Tenet's decision to unwind virtually all of its "physician management and employment relationships" and the $1 billion loss it has suffered in its physician practice business(4), suggests equally troubled relationships with physicians. Since physicians are the key to hospital admissions, we maintain that Tenet will not be able to deliver quality care or build shareholder value so long as it disenfranchises its own nurses and doctors.

THE $74 MILLION MAN

Perhaps it is for all of the above reasons that executive compensation expert Graef Crystal ranked Tenet CEO Jeffrey Barbakow seventh on his 1999 list of "Overpaid and Underperforming" CEOs.(5)

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(3) The author's consent was not obtained to use this article as proxy soliciting material.

(4) Tenet has admitted losing $100 million per year from its physician practices since 1995. Another $334 million in write-offs in prior years and promises of future write-offs makes management's mistakes a $1 billion error.

(5) The author's consent was not obtained to use this study as proxy soliciting material.

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The numbers speak for themselves. In 1999, Mr. Barbakow received compensation of approximately $22.5 million including the value of his options. For the most recently reported fiscal year, Mr. Barbakow's cash compensation was more than three times higher than the highest cash compensation of any of the CEOs at the other Hospital Index companies, while Tenet continued to lag the industry, as discussed above. And since taking over as CEO in June 1993, Mr. Barbakow has been paid $15.6 million in cash compensation, plus options that today are worth an additional $58.4 million assuming a $30 stock price. In our view, no measure of Tenet's performance justifies this exorbitant payout.

CATALYSTS FOR CHANGE

Our nominees believe that current management has produced a broken Tenet that cannot reach its full potential for shareholders, patients, physicians, nurses, employees, insurers or the communities it is meant to serve. If elected, we will be a fresh and powerful voice for sound business principles, quality patient care, improved care provider relationships, and sustainable, internally generated growth.

As we stated in our August 1, 2000 letter to the Board, our agenda is clear, straightforward and reflects mainstream thinking on good corporate governance:

    -   Engage in a comprehensive program to improve cash flow;

    - Reduce debt and take appropriate steps to improve the Company's debt to investment grade;

    - Reorganize the company into a flat, customer responsive, efficient structure;

    - Reevaluate the Santa Barbara headquarters location and the need for a private air force;

    -   Reincorporate in Delaware;

    -   Eliminate the staggered system for electing directors;

    - Expand the Board to 15 directors and add our slate of 4 directors to the Board;

    -   Appoint a non-executive chairman; and

    -   Have "fraud and abuse" compliance report directly to the Audit
        Committee.

Tenet has ducked the real issues here: better patient care, better governance and more value for shareholders. Instead, Tenet has tried to distract you with


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personal attacks questioning the motives of our nominees. This is a red herring.
As we said in writing to Jeff Barbakow and the entire Tenet Board on July 14, 2000: "Under no circumstance are we interested in, nor will we accept, any compensation not offered equally to all other shareholders."

Our one explicit and overriding objective is to create value for all shareholders. And with your support on October 11th, that's exactly what we seek to do.

Please sign, date and return the enclosed GOLD proxy card in the envelope provided.

                                                 Sincerely,



                                                 M. Lee Pearce, M.D.
                                                 Chairman
                                                 Tenet Shareholders Committee



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                       Committee's nominees on Proposal 1.

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